================================================================================

                    IBALL MEDIA SENIOR EXECUTIVES TO PROVIDE
                          MANAGEMENT ADVISORY SERVICES

          KELLY HICKEL AND DR. ROBERT SPARACINO APPOINTED TO PDSE BOARD

New York, NY - February 12, 2001 -- Paradise Music & Entertainment, Inc. (NASDAQ:PDSE) announced today that they have entered into a Management Advisory Services Agreement with iball Media, Inc. ("iball"), a private company. Under the agreement, approved by the Boards of Directors of both iball and Paradise, iball will provide the management services of senior executives Kelly T. Hickel and David Sunshine for the interim period prior to the closing of the proposed merger transaction between the companies, announced today. PDSE also announced today that Kelly Hickel and Dr. Robert Sparacino have been named to the Paradise Board of Directors; Mr. Hickel serving as Chairman. Brief biographies of the three executives follow.

Kelly T. Hickel, 58, iball's Chairman and CEO, is an industry leader who has worked on the forefront of the evolving technology and Internet industries for over twenty years. Hickel has achieved demonstrable success and played an instrumental role in turnarounds for many publicly traded and privately owned technology and Internet companies. Starting with Perq Systems, one of the first three graphic workstations companies (building the first networked Internet-based operating systems), his teams have designed and delivered a number of Net-based firsts, including the first commercial Ethernet card and the first hypertext (HTML) commercial system.

From 1989 to 1990, Mr. Hickel served as President of MiniScribe, a troubled $600 million Fortune 500 company, where he restructured their operations. Hickel then joined Maxwell Technologies and served as President of its Information Systems Group. Hickel mobilized his teams to develop many early e-commerce sites and initiatives, including real-time traffic with Yahoo!'s "Cities" Strategy, Web-based fulfillment with Intuit and a joint venture at the 1996 Republican Convention for Web-based Kiosks. During his tenure, Maxwell Technologies (NASDAQ:MXWL) was the ninth-best performing stock on the NASDAQ, in 1996.

David Sunshine, 36, a Director of iball and iball's President of Mergers and Acquisitions, has served as a senior executive specializing in sales and marketing for 16 years, becoming known for his excellence in relationship building in almost any area. Mr. Sunshine also specializes in negotiating and spearheading corporate mergers and acquisitions and has successfully managed a number of acquisitions and reorganizations in the municipal waste and municipal sweeping industries. In 1992, he was appointed President of Antonoff Miller Properties (AMP), a real estate developer and one of the top ten private companies in Colorado. Since 1994, he has negotiated over 20 mergers and acquisitions in an industry roll-up.

Robert R. Sparacino, Sc.D, 73, a Director of iball, is President of Sparacino Associates, Inc., a management and venture capital consulting firm. Through his role as a venture fund manager

                                     (more)
iball Senior Executives To Provide Management
Advisory Services, 2/12/01                                           page 2 of 2

with Regional Financial Enterprises (RFE), from 1982 to 1986, Dr. Sparacino assisted in the management of over $125 million in venture capital funds, with half of those investments made in technology companies. His career includes service as a senior executive at General Motors and Xerox Corporation. Dr. Sparacino selectively serves on other Boards.

"The combination of iball and Paradise accelerates the business models of both firms. Paradise offers a strong creative team and a thorough understanding of the entertainment industry profit centers and marketing channels, and I look forward to contributing to the next stage of the Company's growth as a member of its Board," stated Dr. Sparacino.

"I am pleased to welcome Kelly and Robert to the Paradise Board. They complement the depth of our senior management team, providing a wide range of experience in the financial and technology markets," said Jesse Dylan, a Director and former Chairman and CEO of Paradise.

iball (www.iball.com) represents a new model for the music and entertainment industry. By merging old-economy businesses with a new-economy online model, iball provides music enthusiasts with a complete entertainment experience. iball is breaking new ground with the globalization of premier music festivals featuring new and established recording artists, through traditional means and via the convergence of both traditional and digital media. iball has formed alliances with leaders in the entertainment and technology industries to ensure the delivery of music and events through traditional means as well as secure digital channels. As a vertically integrated entertainment company, iball is positioned to provide unique content and exclusive access to cutting-edge entertainment. In addition, iball offers major corporate sponsors a unique opportunity to extend their brands' reach to demographically defined audiences on a cost-effective basis.

Paradise Music & Entertainment, Inc. is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Straw Dogs, Picture Vision and Shelter Films - television commercial, music video, live event and film and video productions); PDSE Music Group (PDSE Records Inc., All Access Entertainment and Rave Music - record labels, producer of original music for film and television and full-service music artist management); and PDSE Digital Group (Paradise Digital Productions - Internet content development).

Legal Disclaimers: This Press Release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent the Company's judgment as of the date of this report hereof, and the Company cautions readers not to place undue reliance on such statements.

                                      # # #

Contacts:

Mark Pollard                              Robert Rinderman, David Collins
Vice President                            Jaffoni & Collins (for PDSE)
PDSE                                      212/835-8500
212/590-2100                              PDSE@jcir.com

Cynthia Semon                             John Lefebvre
iball Corporate Communications            iball Shareholder Relations
818/788-4468                              303/457-2852
818/788-4168 (fax)                        501/423-2161 (fax)
sreel@earthlink.net                       jlefebvre@qwest.net